UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 9, 2006

The Gymboree Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-21250	94-2615258
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Howard Street, San Francisco, CA	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 278-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 9, 2006, the Compensation Committee of the Board of Directors of The Gymboree Corporation adopted a discretionary bonus plan for the fourth quarter of fiscal 2006 (“2006 Fourth Quarter Bonus Plan”) for certain executive officers. The 2006 Fourth Quarter Bonus Plan provides for payment of cash bonuses based on fourth quarter earnings per share performance. The 2006 Fourth Quarter Bonus Plan provides for target payout amounts calculated as a specified percentage of a participant’s base annual salary. If at least the minimum performance goal is met, bonus payments start at 50% of the target payout amounts and increase in increments based on how actual performance compares to the established performance goals. Bonuses will be paid at the end of the fourth quarter.

The percentages of base annual salary used to calculate the target payment amounts for the 2006 Fourth Quarter Bonus Plan participants are set forth below.

Name	Title	2006 Target Payout
Matthew K. McCauley	Chief Executive Officer and Chairman of the Board	25%
Kip Garcia	President	21.25%
Blair W. Lambert	Chief Operating Officer and Chief Financial Officer	21.25%
Marina Armstrong	Senior Vice President, Stores, Human Resources and Loss Prevention, and Secretary	21.25%

On October 9, 2006, the Compensation Committee also approved the payment of a discretionary cash bonus to Lynda Gustafson, Vice President, Corporate Controller, in the amount of $20,700. The bonus will be paid at the end of the third quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GYMBOREE CORPORATION

Date: October 13, 2006	By:	/s/ BLAIR W. LAMBERT
Blair W. Lambert
Chief Financial Officer and Chief Operating Officer

3